Exhibit 99.1

Augmedix Announces Preliminary Second Quarter 2021 Financial Results

SAN FRANCISCO, Calif. – August 3, 2021 – Augmedix, Inc. (OTCQX: AUGX), a leading provider of virtual medical documentation and live clinical support, today announced preliminary unaudited financial and operational results for the three months ended June 30, 2021.

“We are pleased with our strong second quarter performance and ability to execute on our growth initiatives,” said Manny Krakaris, Chief Executive Officer of Augmedix. “We delivered robust top-line performance in the second quarter and made significant progress on expanding relationships with new and existing enterprise accounts. Moreover, given the health of our backlog and increase in customer adoption, we expect our bookings momentum to continue over the course of this year. We remain enthusiastic about our opportunity ahead to further expand our recurring revenue stream to address the $6 billion clinical documentation market.”

Financial and Operational Highlights

•	Preliminary second quarter 2021 total revenue is expected to be $5.2 million, an increase of 8.0% compared to the first quarter of 2021 and up 39% compared to the second quarter of 2020.

•	Preliminary second quarter 2021 dollar-based net revenue retention was 129% for our Health Enterprise customers compared to 113% in the first quarter of 2021.

•	Preliminary second quarter 2021 gross margin is expected to be 46.6% compared to 41.1% in the second quarter of 2020. Gross margin benefited by 160bp in the second quarter of 2021 due to the write-off of a provision related to our previous office lease.

•	Cash and restricted cash totaled $16.7 million as of June 30, 2021

The Company’s second quarter 2021 financial results are preliminary and are subject to the completion of the Company’s accounting and financial close and reporting process. Complete second quarter 2021 financial results will be announced on August 10, 2021.

Definition of Key Metrics

Dollar-Based Net Revenue Retention: We define a “Health Enterprise” as a company or network of doctors that has at least 50 clinicians currently employed or affiliated that could utilize our services. Dollar-based net revenue retention is determined as the revenue from Health Enterprises as of twelve months prior to such period end as compared to revenue from these same Health Enterprises as of the current period end, or current period revenue. Current period revenue includes any expansion or new products and is net of contraction or churn over the trailing twelve months but excludes revenue from new Health Enterprises in the current period. We believe growth in dollar-based net revenue retention is a key indicator of the performance of our business as it demonstrates our ability to increase revenue across our existing customer base through expansion of users and products, as well as our ability to retain existing customers.

About Augmedix

Augmedix, Inc. (OTCQX: AUGX) humanizes the clinician-patient experience by enabling clinicians to focus on what matters most: delivering high-quality patient care. Augmedix converts natural clinician-patient conversation into medical documentation and provides real-time administrative support, including referrals, orders, and reminders. The Augmedix service platform is powered by intelligent automation technologies that are overseen by virtual healthcare data specialists, who are highly trained medical scribes operating in HIPAA-secure locations. The service, which supports over 35 specialties, timely delivers accurate and comprehensive medical documentation to several of the largest healthcare systems in the U.S. and to hundreds of independent clinicians, supporting medical offices, clinics, hospitals, emergency departments and telemedicine practices nationwide. Augmedix can save clinicians 2–3 hours per day, improve clinician productivity by as much as 20%, and increase clinicians' satisfaction with work-life balance over 40%. To learn more about Augmedix, visit augmedix.com.

Forward Looking Statements

This press release contains "forward-looking statements" that involve a number of risks and uncertainties, including but not limited to our expectations for growth and quotation on the public markets. Words such as "believes," "may," "will," "estimates," "potential," "continues," "anticipates," "intends," "expects," "could," "would," "projects," "plans," "targets," and variations of such words and similar expressions are intended to identify forward-looking statements. Forward-looking statements are based on management's expectations as of the date of this filing and are subject to a number of risks, uncertainties and assumptions, many of which involve factors or circumstances that are beyond our control. Our actual results could differ materially from those stated or implied in forward-looking statements due to a number of factors, including but not limited to, risks detailed in our prospectus filed with the Securities and Exchange Commission on June 30, 2021 as well as other documents that may be filed by us from time to time with the Securities and Exchange Commission. In particular, the following factors, among others, could cause results to differ materially from those expressed or implied by such forward-looking statements: our expectations regarding changes in regulatory requirements; our ability to interoperate with the electronic health record systems of our customers; our reliance on vendors; our ability to attract and retain key personnel; the competition to attract and retain remote documentation specialists; anticipated trends, growth rates, and challenges in our business and in the markets in which we operate; our ability to further penetrate our existing customer base; our ability to protect and enforce our intellectual property protection and the scope and duration of such protection; developments and projections relating to our competitors and our industry, including competing dictation software providers, third-party, non-real time medical note generators and real time medical note documentation services; the impact of current and future laws and regulations; the impact of the COVID-19 crisis on our business, results of operations and future growth prospects. Past performance is not necessarily indicative of future results. The forward-looking statements included in this press release represent our views as of the date of this press release. We anticipate that subsequent events and developments will cause our views to change. We undertake no intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date of this press release.

Contacts:

Investors:

Caroline Paul

Gilmartin Group

investors@augmedix.com

Media:

Kaila Grafeman

Augmedix

pr@augmedix.com